Exhibit 4.18

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) is made and entered into by and between the following parties in Beijing, China on July 31, 2023:

Party A：Wuhan Bofeng Technology Co., Ltd., a limited liability company established and validly existing in accordance with the PRC laws, with its registered address at Room 701, Floors 6-15, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province (the “Pledgee”).

Party B：Yuan Zhou, ID No.: ****************;

Rongle Zhang, ID No.: ****************;

(All Party B hereinafter collectively referred to as the “Pledgor”)

Party C：Wuhan Xinyue Network Technology Co., Ltd., a limited liability company established and validly existing in accordance with the PRC laws, with its registered address at Room 702, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province.

In this Agreement, the Pledgee, the Pledgor and Party C are hereinafter referred to as a “Party” respectively and as the “Parties” collectively.

Whereas:

1.  The Pledgor is shareholder of Party C on the signing date of this Agreement, and collectively holds 100% equity of Party C, of which Yuan Zhou holds 99% equity of Party C (representing RMB 990,000 in the registered capital) and Dahai Li holds 1% equity of Party C (representing RMB 10,000 in the registered capital). Party C is a limited liability company registered in Wuhan City, Hubei Province, China;

2.  The Pledgee, a wholly foreign-owned enterprise registered in the People’s Republic of China (hereinafter referred to as “China”), is 100% directly held by Zhihu Inc. (a company registered under the laws of Cayman Islands) (the “Cayman Islands Company”).

3.  The Pledgee and Party C signed an Exclusive Business Cooperation Agreement (including its amendments from time to time, hereinafter referred to as the “Business Cooperation Agreement”) on the date of signing this Agreement, according to which the Pledgee provides relevant exclusive technical services, technical consultation and other services to Party C;

4.  The Parties hereto signed an Exclusive Option Agreement (including its amendments from time to time, hereinafter referred to as the “Exclusive Option Agreement”) on the date of signing this Agreement. If the Pledgee decides to

Exhibit 4.18

make a purchase request at its own discretion under the conditions permitted by PRC laws and corresponding conditions, (a) the Pledgor shall transfer all or part of its equity in Party C to the Pledgee and/or its designated party (hereinafter referred to as the “Designee”, which needs to be the Cayman Islands Company or its direct or indirect wholly-owned subsidiary) according to its requirements; (b) Party C shall transfer all or part of its assets to the Pledgee and/or the Designee according to its requirements;

5.  On the date of signing this Agreement, the Parties signed an Shareholders’ Rights Entrustment Agreement (including its amendments from time to time, hereinafter referred to as “Shareholders’ Rights Entrustment Agreement”), and the Pledgor has irrevocably and fully entrusted the person designated by the Pledgee at that time to exercise all the shareholders' entrustment and voting rights of Party C on behalf of the Pledgor;

6.  As a guarantee for the Pledgor to fulfill its contractual obligations (as defined below) and pay off the secured obligations (as defined below), each Party intends to sign this Agreement on the equity pledge provided by Party B to Party A. The Pledgor severally but not jointly pledges all its equity in Party C to the Pledgee to provide pledge guarantee for these obligations and debts, and Party C agrees to such equity pledge arrangements.

1.	Definition

Unless otherwise provided herein, the terms below shall be explained as follows:

1.1

“pledge right” shall refer to the secured interest granted by the Pledgor to the Pledgee according to Article 2, that is, the Pledgee's right to be paid in priority with the amount from the discount, conversion, auction or sale of the pledged equity by the Pledgor to the Pledgee.

1.2

“equity” shall refer to all the Party C’s equities that the Pledgor legally holds in Party C and has the right to dispose of, and will be pledged to the Pledgee as the guarantee for it and Party C to fulfill their contractual obligations and secured obligations according to the provisions herein (including all registered capital of Party C and all related equity interests owned by the Pledgor respectively, that is, the Pledgor's present and future rights, interests, income, claims, as well as the money and compensation due from now on or in the future on its Party C’s equity and the dividends and other amounts distributed by Party C to the Pledgor from time to time) and the additional equity added according to Article 6.7.

1.3	“term of the pledge” shall refer to the term specified in Article 3.
1.4	“event of default” shall refer to any situation listed in Article 7.
1.5	“notice of default” shall refer to the notice issued by the Pledgee to announce the event of default according to this Agreement.

Exhibit 4.18

1.6

“contractual obligations” shall refer to all contractual obligations undertaken by the Pledgor under the Exclusive Option Agreement and the Shareholders’ Rights Entrustment Agreement; all contractual obligations of Party C under the transaction agreement; and all contractual obligations of the Pledgor and Party C under this Agreement.

1.7

“transaction agreement” shall refer to this Agreement, the Business Cooperation Agreement, the Exclusive Option Agreement and Shareholders’ Rights Entrustment Agreement, or one or more of such agreements.

1.8

“secured obligation(s)” shall refer to (a) all payments owed by Party C to the Pledgee (including but not limited to the consulting and service fees (whether on the specified due date, through prepayment or otherwise) payable to the Pledgee according to the Business Cooperation Agreement) and the interest, liquidated damages (if any), compensation, legal fees, arbitration fees, equity evaluation and auction, and other expenses for realizing the pledge; (b) All direct, indirect, derivative losses and loss of predictable benefits suffered by the Pledgee due to any default by the Pledgor and Party C. The amount basis of these losses includes but is not limited to the Pledgee's reasonable business plan and profit forecast; (c) All expenses incurred by the Pledgee to force the Pledgor and/or Party C to perform its contractual obligations; and (d) any loan provided by the Pledgee to Party C according to Article 6.9.

1.9

“PRC laws” shall include any laws, regulations, rules, notices, explanations or other binding documents issued by any central or local legislative, administrative or judicial department before or after the signing of this Agreement.

1.10

“secured interests” shall include guarantees, mortgages, third-party rights or interests, any options, purchase rights, pre-emptive rights, set-off rights, ownership retention or other guarantee arrangements, etc.

2.	Pledge Right
2.1

As a guarantee for the immediate and complete payment of the secured obligation and the performance of contractual obligations, the Pledgor hereby severally but not jointly pledges their respective equities to the Pledgee in the way of first priority pledge according to this Agreement. Party C agrees that the Pledgor will pledge the equity to the Pledgee in accordance with this Agreement.

2.2

The Parties understand and agree that the monetary valuation arising from or related to the secured obligation is a variable and floating valuation until the final account date (as defined in Article 2.4). The Pledgor and the Pledgee may adjust and confirm the maximum amount of the secured obligation of the total equity from time to time before the final account date by the way that the Parties agree to amend and supplement this Agreement due to the change of the secured obligation and the monetary valuation of the equity.

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2.3

In case of any of the following events (“causes of final accounts”), the value of the secured obligation shall be determined according to the total amount of the secured obligation payable to the Pledgee due and unpaid on the latest date before or on the day of the causes of final accounts (“determined debts”):

（a）The Business Cooperation Agreement expires or is terminated according to relevant agreements under it;

（b）The event of default specified in Article 7 has occurred and has not been resolved, which causes the Pledgee to serve a notice of default to the Pledgor according to Article 7.3;

（c）The Pledgee reasonably believes that Party B and/or Party C have lost their solvency or may be placed in a state of insolvency through proper investigation; or

（d）Any other event required to determine the secured obligation according to PRC laws and regulations.

2.4

For the avoidance of doubt, the date of the causes of final accounts should be the final account date (the “final account date”). The Pledgee has the right to realize the pledge right according to Article 8 with its discretion on or after the final account date.

2.5

During the term of the pledge (as defined in Article 3.1), the Pledgee has the right to deposit any dividend or other distributable benefits arising from equity and use it to repay the Pledgee in priority. The Pledgor shall, after receiving the written request of the Pledgee, deposit the yields (or the Pledgor shall urge Party C to deposit them) into the account designated by the Pledgee in writing and be supervised by the Pledgee; without the written consent of the Pledgee, the Pledgor shall not withdraw the above yields deposited into the account designated by the Pledgee in writing.

2.6

During the validity period of this Agreement, the Pledgee will not be responsible for any reduction of equity value unless the Pledgee has intentional or gross negligence, and the Pledgor has no right to pursue any form of recourse or make any request against the Pledgee.

2.7

Without violating the agreement in Article 2.6 of this Agreement, if there is any possibility that the value of equity decreases significantly enough to endanger the rights of the Pledgee, the Pledgor agrees that the Pledgor can auction or sell the equity on behalf of the Pledgor at any time, and agree with the Pledgor to use the proceeds from the auction or sale to pay off the secured obligation in advance or deposit with the notary office where the Pledgee is located (any expenses incurred therefrom shall be paid by the proceeds from the auction or sale).

2.8	The equity pledge established under this Agreement is a continuous guarantee, and its validity shall continue until the contractual obligations are fully fulfilled

Exhibit 4.18

and the secured obligations are fully paid off. The Pledgee's exemption or grace for any default by the Pledgor or the Pledgee's delay in exercising any of its rights under the transaction agreement and this Agreement shall not affect the Pledgee's right to ask the Pledgor and Party C to strictly implement the transaction agreement and this Agreement, or the Pledgee's rights due to the Pledgor and Party C's subsequent violation of the transaction agreement and/or this Agreement at any time in the future under this Agreement, relevant PRC laws and the transaction agreement.

3.	Term of the Pledge
3.1

The pledge right shall come into effect from the date when the equity pledge under this Agreement is registered with the administration for market regulation department (hereinafter referred to as “Registration Authority”) where Party C is located, and the validity period of the pledge (hereinafter referred to as “term of the pledge”) shall be from the above effective date until: (a) the last secured obligation and contractual obligations secured by the pledge right are fully paid and fulfilled; or (b) the Pledgee and/or the Designee decide to purchase all the equities of Party C held by the Pledgor according to the Exclusive Option Agreement under the premise of PRC laws, and all the equities of Party C have been transferred to the Pledgee and/or the Designee, and the Pledgee and the Designee can legally engage in the business of Party C; or (c) the Pledgee and/or the Designee decide to purchase all the assets of Party C according to the Exclusive Option Agreement under the premise of PRC laws, and all the assets of Party C have been transferred to the Pledgee and/or the Designee, and the Pledgee and the Designee can legally engage in the business of Party C by using the above assets; or (d) the Pledgee unilaterally requests to terminate this Agreement (the Pledgee's right to terminate this Agreement has no restrictive conditions, this right is only enjoyed by the Pledgee, and the Pledgor or Party C does not have the right to unilaterally terminate this Agreement); or (e) it terminates in accordance with the relevant applicable PRC laws and regulations.

3.2

During the term of the pledge, if Party B and/or Party C fail to fulfill their contractual obligations or pay the secured obligations (including paying exclusive consulting or service fees according to the Business Cooperation Agreement or failing to fulfill any other aspects of the transaction agreement), the Pledgee shall have the right but not the obligation to dispose of the pledge right according to the provisions of this Agreement.

4.	Registration of Pledge Right
4.1

The Pledgor and Party C agree and promise that after the signing of this Agreement, Party C shall, and the Pledgor shall urge Party C to, immediately record the equity pledge arrangement under this Agreement in Party C's register of shareholders on the day of signing this Agreement; and go through all the registration procedures of equity pledge according to the Measures for the Registration of Equity Pledge within thirty (30) days after the signing date of

Exhibit 4.18

this Agreement or a longer period agreed by the Pledgee, and obtain the registration notice issued by the Registration Authority, and the Registration Authority will completely and accurately record the equity pledge matters in the equity pledge register.

4.2

Within the term of the pledge stipulated in this Agreement, the Pledgor shall deliver the original equity contribution certificate and the register of shareholders recording the pledge right (and other documents reasonably required by the Pledgee, including but not limited to the pledge registration notice issued by the market supervision and administration department) to the Pledgee for safekeeping within one week from the date of completing the pledge registration according to Article 4.1 above. The Pledgee shall keep these documents throughout the term of the pledge stipulated in this Agreement.

5.	Representation and Warranty of the Pledgor and Party C

The Pledgor severally but not jointly represents and warrants the following Articles 5.1 to 5.13 to the Pledgee:

5.1

The Pledgor has complete and independent legal status and legal capacity under PRC laws, and has been duly authorized to sign, deliver and perform this Agreement, and can independently act as a litigant as one party.

5.2

The Pledgor is the sole legal owner and beneficial owner of the equity it holds. The Pledgor has full rights and powers to pledge the equity it holds to the Pledgee according to the provisions of this Agreement, and the Pledgor also has the right to dispose of the equity it holds or any part thereof. Unless otherwise agreed by the Pledgor and the Pledgee, the Pledgor enjoys legal and complete ownership of the equity it holds.

5.3	Unless otherwise stipulated in the transaction agreement, the Pledgee shall have the right to dispose of and transfer the equity according to the provisions specified in this Agreement.
5.4

Unless otherwise stipulated in the pledge right or transaction agreement, the Pledgor has not set any secured interest or other encumbrances on the equity held by the Pledgor. There is no dispute over the ownership of the equity held by the Pledgor, or any payable and unpaid taxes and fees related to the equity held by the Pledgor, or restriction by seizure or other legal procedures or similar threats, and can be used for pledge and transfer according to applicable laws.

5.5

The Pledgor will sign this Agreement, exercise its rights or perform its obligations under this Agreement, and will not violate or contradict any laws, regulations, court decisions, awards of any arbitration organs, decisions of any administrative organs, any agreements or contracts to which the Pledgor is a party or binding on its assets, or any promises made by the Pledgor to any third party.

Exhibit 4.18

5.6

All documents, materials, statements and vouchers provided by the Pledgor to the Pledgee are accurate, true, complete and effective, whether provided before or after this Agreement takes effect, or during the term of the pledge.

5.7	After this Agreement is properly signed by the Pledgor and comes into effect according to the terms of this Agreement, it constitutes a legal, effective and binding obligation for the Pledgor.
5.8

The Pledgor has the full right and authorization to sign and deliver this Agreement and all other documents related to the transactions mentioned in this Agreement, and has the full right and authorization to complete the transactions mentioned in this Agreement.

5.9

Except for the registration of equity pledge establishment that needs to be handled with the Registration Authority, the Pledgor has obtained or handled the consent, permission, waiver and authorization of any third party or the approval, permission and exemption of any government agency or the registration or filing procedures with any government agency (if required by law) for the signing and performance of this Agreement and the effectiveness of the equity pledge under this Agreement, and will be fully and continuously valid within the validity period of this Agreement.

5.10	The pledge under this Agreement constitutes the first-order secured interest of the equity held by the Pledgor.
5.11	All taxes and fees due to the acquisition of equity held by the Pledgor have been paid in full by the Pledgor.
5.12

There is no pending or, to the knowledge of the Pledgor, threatening lawsuit, legal procedure or claim against the Pledgor, its property, or the equity held by the Pledgor in any court or arbitration tribunal, or any government agency or administrative organ, which could have a significant or adverse impact on the economic situation of the Pledgor or its ability to fulfill its obligations and guarantee responsibilities under this Agreement.

5.13

Unless otherwise stipulated in this Agreement, once the Pledgee exercises the Pledgee's rights against the Pledgor according to this Agreement at any time, there should be no interference from any other party.

5.14

The Pledgor hereby severally but not jointly warrants to the Pledgee that the representations and warranties from Articles 5.1 to 5.13 above are true, correct, accurate and complete at any time and under any circumstances before the contractual obligations are fully performed or the secured obligations are fully paid off, and will be fully observed.

Party C represents and warrants to the Pledgee as follows:

5.15	Party C is a limited liability company registered and validly existing in accordance with PRC laws, with independent legal personality, and can

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independently act as a litigant as one party, has formally registered with the competent administration for market regulation department, and passed annual inspection or submitted annual report; and has complete and independent legal status and legal capacity, and has been duly authorized to sign, deliver and perform this Agreement.

5.16	After this Agreement is properly signed by Party C and comes into effect according to the terms of this Agreement, it constitutes a legal, effective and binding obligation for Party C.
5.17

Party C has full rights and authorization within Party C to sign and deliver this Agreement and all other documents related to the transactions described in this Agreement, and has full rights and authorization to complete the transactions described in this Agreement.

5.18

The assets owned by Party C do not have any significant secured interests or other encumbrances that may affect the rights and interests of the Pledgee in the equity (including but not limited to the transfer of any intellectual property rights of Party C or any assets with a value of RMB 500,000 or more (or any amount otherwise agreed by the Pledgor and the Pledgee), or any property rights or use rights burdens attached to such assets).

5.19

There is no lawsuit, arbitration, administrative procedure, administrative penalty or other legal procedure against the equity, Party C or its assets that are pending or known by Party C to be threatening in any court or arbitration tribunal, or any government agency or administrative organ, which could have a significant or adverse impact on the economic situation of Party C or the ability of the Pledgor or Party C to fulfill its obligations and guarantee responsibilities under this Agreement.

5.20	Party C hereby agrees to bear joint and several liabilities to the Pledgee for the representations and warranties made by the Pledgor under this Agreement.
5.21

Party C’s signing of this Agreement, exercise of its rights or performance of its obligations under this Agreement will not violate or conflict with any laws, regulations, court decisions, rulings of any arbitration organs, decisions of any administrative organs, any agreements or contracts to which Party C is a party or which are binding on its assets, or any promises made by Party C to any third party.

5.22

All documents, materials, statements and vouchers provided by Party C to the Pledgee are accurate, true, complete and effective, whether provided before or after this Agreement takes effect or during the term of the pledge.

5.23

Except for the registration of equity pledge establishment that needs to be handled with the Registration Authority, the consent, permission, waiver and authorization of any third party or the approval, permission and exemption of any government agency or the registration or filing procedures with any

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government agency (if required by law) that need to be obtained or handled for the signing and performance of this Agreement and the effectiveness of the equity pledge under this Agreement have been obtained or handled, and are fully and continuously valid within the validity period of this Agreement.

5.24	The pledge under this Agreement constitutes the first-order secured interest of equity.
5.25

Party C hereby warrants to the Pledgee that the above representations and warranties are true and correct at any time and under any circumstances before the contractual obligations are fully performed or the secured obligations are fully paid off, and will be fully observed.

6.	Pledgor and Party C's Promise and Further Consent
6.1	During the validity period of this Agreement, the Pledgor hereby severally but not jointly promises to the Pledgee that:
6.1.1

Except for the fulfilment of the Exclusive Option Agreement or other transaction agreements, the Pledgor shall not transfer, or allow others to transfer all or any part of the equity held by the Pledgor, or set up or allow any secured interest or other encumbrance that may affect the Pledgee's rights and interests in the equity held by the Pledgor without the Pledgee's prior written consent. In case of equity transfer held by the Pledgor with the written consent of the Pledgee, the Pledgor shall first use the proceeds from the transfer of equity to pay off the secured obligation in advance to the Pledgee or deposit with a third party agreed with the Pledgee;

6.1.2

The Pledgor shall abide by and implement all laws and regulations applicable to pledge of rights, present to the Pledgee the notice, order or suggestion issued or made by the relevant competent authority (or any other relevant party) on pledge right within five (5) days after receiving any notice, order or suggestion, and shall abide by the above notice, order or suggestion or raise objections and statements on the above matters according to the reasonable requirements of the Pledgee or with the consent of the Pledgee;

6.1.3

The Pledgor will immediately notify the Pledgee of any event or notice received by the Pledgor that may affect the rights of the Pledgee to the equity held by the Pledgor or any part thereof (including but not limited to any lawsuit, arbitration, other claim, ownership dispute of any third party over the equity, or other adverse effects on the pledge rights from any third party that the Pledgee has suffered or may suffer, or any civil or criminal lawsuit, administrative lawsuit, arbitration or any other legal procedure against the Pledgor or the equity held by the Pledgor, or the knowledge by the Pledgor to be threatened by any of the above lawsuits, arbitration or other legal procedures), or the interests of the Pledgee

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under the transaction agreement and this Agreement, and any event or notice received by the Pledgor that may affect any warranty and other obligations of the Pledgor arising from this Agreement, and take all reasonable and necessary measures to ensure the Pledgee's pledge rights and interests of the equity held by the Pledgor according to the reasonable requirements of the Pledgee.

6.2

If the Pledgor agrees severally but not jointly that the Pledgee's right to pledge under this Agreement shall not be interrupted or impaired by the Pledgor or any representative of the Pledgor or any other person through legal procedures.

6.3

In order to protect or improve the secured interests granted by this Agreement for the payment of secured obligations and the performance of contractual obligations, and to ensure the Pledgee's rights and interests in equity pledge and the exercise and realization of these rights, Party C shall, and the Pledgor shall urge Party C to, immediately register the equity pledge under this Agreement with the relevant registration authority within thirty (30) days after the signing of this Agreement or within a longer period agreed by the Pledgee, sincerely sign, and urge other parties with interests in the pledge right to sign all documents (including but not limited to the supplementary agreement of this Agreement), certificates, agreements, deeds and/or promises reasonably required by the Pledgee. The Pledgor also promises to do and urge other parties with interests in the pledge right to do what the Pledgee reasonably requires, to facilitate the Pledgee to exercise its rights and authorizations granted by this Agreement, and to sign all relevant documents on equity ownership with the Pledgee or its designated person. The Pledgor promises to provide the Pledgee with all notices, orders and decisions about the pledge required by the Pledgee within a reasonable period.

6.4

The Pledgor hereby severally but not jointly promises to the Pledgee that it will abide by and perform all the warranties, promises, agreements, representations and conditions applicable to it under this Agreement. Subject to other provisions of this Agreement, if the Pledgor fails to fulfill its warranties, promises, agreements, representations and conditions in whole or in part, the Pledgor shall severally but not jointly compensate the Pledgee for all losses caused thereby.

6.5

If the pledged equity under this Agreement is subject to any compulsory measures implemented by the court or other government departments for any reason, the Pledgor (severally but not jointly) shall make all reasonable efforts, including (but not limited to) providing other warranties to the court or taking other measures to relieve the compulsory measures taken by the court or other departments on the equity held by the Pledgor.

6.6

Subject to other provisions of this Agreement (including but not limited to Article 19.1), if the equity involves any property preservation or enforcement, or if the equity has any possibility of value reduction or loss, which is enough to endanger the rights of the Pledgee, the Pledgor shall immediately notify the

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Pledgee in writing of the situation and cooperate with the Pledgee to take effective measures to protect the rights and interests of the Pledgee. The Pledgee may auction or sell the equity at any time, and use the proceeds from auction or sale to pay off the secured obligation or deposit in advance. Any expenses incurred therefrom shall all be borne by the Pledgee.

6.7

Without the Pledgee's prior written consent, the Pledgor (severally but not jointly) and/or Party C shall not increase, decrease or transfer the registered capital of Party C (or its capital contribution to Party C) or set any encumbrance on it (including equity) by itself (or assist others). On the premise of complying with this provision, the equity of Party C registered and acquired by a Pledgor after the date of this Agreement (hereinafter referred to as “additional equity”) and the share capital corresponding to the equity in the registered capital of Party C shall also be pledged by the Pledgor to the Pledgee according to this Agreement. The Pledgor and Party C shall immediately sign a supplementary share pledge agreement with the Pledgee on the additional equity when it is obtained by the Pledgor, so as to urge the board of directors (or executive directors) of Party C to approve the supplementary share pledge agreement, and shall submit all documents required for the supplementary share pledge agreement to the Pledgee, including but not limited to the original shareholder contribution certificate on the additional equity issued by Party C. The Pledgor and Party C shall register the pledge establishment (or change) of additional equity in accordance with Article 4.1 and deliver relevant documents to the Pledgee for safekeeping in accordance with Article 4.2 of this Agreement.

6.8

Unless written instructions to the contrary are given by the Pledgee in advance, the Pledgor (severally but not jointly) and/or Party C agree that if part or all of the equity is transferred between a Pledgor and any third party (hereinafter referred to as “Equity Assignee”) in violation of this Agreement, the Pledgor and/or Party C shall ensure that the Equity Assignee unconditionally recognizes the pledge right and performs the necessary registration procedures for pledge change (including but not limited to signing relevant documents) to ensure the existence of the pledge right.

6.9

If the Pledgee provides a loan to Party C, the Pledgor (severally but not jointly) and/or Party C agree to grant the Pledgee with the equity as the pledge to guarantee the further loan, and perform the relevant formalities as soon as possible according to the requirements of laws, regulations or local practices (if any), including but not limited to signing relevant documents and handling the registration procedures for the establishment (or change) of the pledge.

6.10

The Pledgor shall not conduct or allow any behavior or action that may adversely affect the rights or equity of the Pledgee under the transaction agreement and this Agreement. The Pledgor hereby irrevocably waives the right of preemption when the Pledgee realizes the pledge right.

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6.11	If any equity assignment is caused by the exercise of pledge right under this Agreement, the Pledgor warrants to take all measures to realize such assignment within the scope permitted by PRC laws.
6.12	The Pledgor shall ensure that Party C will not lend or borrow loans, or provide warranties or make other forms of guarantees, or undertake any major obligations outside normal business activities.
6.13

The Pledgor shall ensure that the procedure, voting method and content of the meeting of Party C's board of directors convened or resolution made by the executive director for the purpose of signing this Agreement, setting pledge right and exercising pledge right do not violate laws, administrative regulations or the articles of association of Party C.

6.14

Before the contractual obligations are fulfilled and the secured obligations are fully paid off, the Pledgor shall not give up the equity it holds pledged to the Pledgee according to this Agreement, and/or give up the yields arising from holding the above equity, including but not limited to dividends.

6.15

Before the contractual obligations are fulfilled and the secured obligations are fully paid off, the Pledgor shall ensure that the directors appointed by the Pledgor to Party C shall not agree to Party C's assignment, sale or disposal of any of its assets by any resolution without the Pledgee's prior written consent.

6.16

As a shareholder of Party C, the Pledgor shall not abuse its shareholder rights to harm the interests of Party C. If this happens, the Pledgee has the right to exercise the option under the Exclusive Option Agreement.

6.17

If, according to applicable laws, any amendment, supplement or update to this Agreement can only come into effect after the corresponding pledge change approval and/or registration procedures are completed, Party C and Party B shall take all necessary measures to cooperate with Party C to go through the registration procedures for such changes in relevant registration authorities within five (5) days from the date of completion of such amendment, supplement or update.

Party C promises and further agrees as follows:

6.18

If it is necessary to obtain the consent, permission, waiver or authorization of any third party or the approval, permission or exemption of any government agency or go through registration or filing procedures with any government agency (such as required by law) for the signing and performance of this Agreement and the equity pledge under this Agreement, then Party C will take all measures to assist in obtaining and keeping the pledge fully effective within the validity period of this Agreement. If the business term of Party C expires within the validity period of this Agreement, Party C shall complete the registration formalities for extending the business term before its expiration, so as to ensure the continued validity of this Agreement.

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6.19

Without the prior written consent of the Pledgee, Party C will not assist or allow the Pledgor to set up any new pledge or grant any other secured interest in the equity, nor will it assist or allow the Pledgor to assign the equity.

6.20	Party C agrees to strictly abide by its obligations under Article 6.3, 6.7, 6.8, 6.9, 6.11, 6.12, 6.14, 6.15 and 6.17 of this Agreement.
6.21

Without the Pledgee's prior written consent, Party C shall not assign or sell the assets of Party C, or set or allow any secured interests or other encumbrances that may affect the Pledgee's rights and interests in the equity (including but not limited to the transfer of any intellectual property rights of Party C or any assets with a value of RMB 500,000 or more (or any amount otherwise agreed by the Pledgor and the Pledgee), or any property rights or use rights burdens attached to such assets).

6.22

When any lawsuit, arbitration or other claim occurs, which may adversely affect the interests of Party C, the equity or the Pledgee under the transaction agreement and this Agreement, Party C warrants that it will notify the Pledgee in writing as soon as possible and in a timely manner, and take all necessary measures to ensure the Pledgee's pledge rights and interests of the equity according to the reasonable requirements of the Pledgee.

6.23	Party C shall not conduct or allow any behavior or action that may adversely affect the interests or equity of the Pledgee under the transaction agreement and this Agreement.
6.24

Party C will provide the Pledgee with the financial statements of Party C for the previous calendar quarter, including but not limited to the balance sheet, income statement and cash flow statement, in the first month of each calendar quarter.

6.25

Party C warrants to take all necessary measures and sign all necessary documents according to the reasonable requirements of the Pledgee, so as to ensure the Pledgee's pledge rights and interests of equity and the exercise and realization of these rights and interests.

6.26	If any equity assignment is caused by the exercise of pledge right under this Agreement, Party C warrants to take all measures to complete such assignment.
6.27

In case of death, incapacity, marriage, divorce, bankruptcy or other events that may affect the Pledgor's exercise of Party C’s equity, the Pledgor's successors or shareholders or assignees of Party C’s equity at that time will be regarded as the signatories of this Agreement, and inherit/assume all rights and obligations of the Pledgor under this Agreement.

6.28

In case of dissolution or liquidation of Party C at the request of PRC laws, this Agreement will be terminated, and Party C shall (and Party B shall agree to allow Party C to) transfer all assets including equity of Party C to Party A at the lowest price allowed by Chinese law for free or at the lowest price allowed by the then PRC laws, or the then liquidator will dispose all assets including equity

Exhibit 4.18

of Party C in order to protect the interests of shareholders and/or creditors of Party A's overseas direct or indirect parent company.

6.29

Each Party separately warrants to the other Parties that once PRC laws permit and the Pledgee decides to purchase all the equities of Party C held by the Pledgor according to the Exclusive Option Agreement, each party will immediately dissolve this Agreement.

7.	Event of Default
7.1	The following situations shall be regarded as an event of default:
7.1.1

The Pledgor violates or fails to perform any of its contractual obligations under the Exclusive Option Agreement, Shareholders’ Rights Entrustment Agreement and/or this Agreement, or Party C violates or fails to perform any of its contractual obligations under the transaction agreement and/or this Agreement;

7.1.2

Any representation or warranty made by the Pledgor in Article 5 of this Agreement contains serious misrepresentation or error, and/or the Pledgor violates any warranty in Article 5 and/or any promise in Article 6;

7.1.3	Party C fails, or Party B fails to cooperate with Party C, to complete the registration of equity pledge by the Registration Authority as stipulated in Article 4.1;
7.1.4	The Pledgor and Party C violate any provision or article of this Agreement;
7.1.5	Except as specified in Article 6.1.1, the Pledgor assigns or intends to assign or give up the pledged equity or concedes the pledged equity without the written consent of the Pledgee;
7.1.6

The Pledgor's own loan, warranty, compensation, promise or other liabilities to any third party (a) is required to be repaid or performed in advance due to breach of contract by the Pledgor; or (b) has expired but cannot be repaid or performed as scheduled;

7.1.7	The Pledgor cannot repay general debts or other debts;
7.1.8

Any approval, license, consent, permission or authorization of government agencies that make this Agreement enforceable, legal and effective is withdrawn, suspended, invalidated or substantially changed;

7.1.9	The promulgation of applicable laws makes this Agreement illegal or makes the Pledgor unable to continue to perform its obligations under this Agreement;

Exhibit 4.18

7.1.10	The property owned by the Pledgor is adversely changed, which causes the Pledgee to believe that the Pledgor's ability to fulfill its obligations under this Agreement has been affected;
7.1.11

Party C or its successors or custodians can only partially fulfill or refuse to fulfill the payment obligations under the Business Cooperation Agreement, or the Pledgor and/or Party C can only partially pay off or refuse to pay off the secured obligations; and

7.1.12	Any other circumstances in which the Pledgee cannot or may not be able to exercise its rights against the pledge right.
7.2

Once the Pledgor and Party C know or discover that any situation mentioned in Article 7.1 or any event that may lead to the above situation has occurred, they shall immediately notify the Pledgee in writing accordingly.

7.3

Subject to other provisions of this Agreement (including but not limited to Article 19.1), unless the event of default listed in Article 7.1 has been resolved to the satisfactory of the Pledgee within thirty (30) days from the date of the Pledgee's notice, the Pledgee may issue a notice of default to the Pledgor at any time after the occurrence of the event of default, and exercise all the rights and powers of relief for default that it enjoys according to PRC laws, transaction agreements and the provisions of this Agreement, including but not limited to:

（a）Requiring Party C to immediately pay all outstanding payments due and payable under the Business Cooperation Agreement, all arrears under the transaction agreement and all other payments due and payable to the Pledgee, and/or repay the loan; and/or

（b）Dispose of the pledge right according to Article 8 and/or dispose of the pledged equity in other ways within the scope permitted by law (including but not limited to being compensated with priority from the proceeds by discounting all or part of the equity, or auction or sale of the equity).

Subject to other provisions of this Agreement (including but not limited to Article 19.1), the Pledgee has the right to choose to exercise any of the above rights at its own discretion. In this case, other Parties shall unconditionally agree to give full cooperation. The Pledgee is not responsible for any losses caused by its reasonable exercise of these rights and powers.

7.4

The Pledgee has the right to appoint its lawyer or other agent in writing to exercise any and all rights and powers mentioned above, and neither the Pledgor nor Party C shall raise any objection to this.

7.5

Subject to other provisions of this Agreement (including but not limited to Article 19.1), the Pledgee has the right to choose to exercise any remedies for default that it enjoys at the same time or successively, and the Pledgee does not need to exercise other remedies for default before exercising the rights of auction or sale of equity under this Agreement.

Exhibit 4.18

8.	Exercise of Pledge Right
8.1

Unless stipulated in the Exclusive Option Agreement or other transaction agreements, the Pledgor shall not transfer the pledge right or the equity in Party C without the written consent of the Pledgee before the contractual obligations are fully fulfilled and the secured obligations are fully repaid.

8.2	When exercising the pledge right, the Pledgee may issue a notice of default to the Pledgor according to Article 7.3.
8.3

Subject to the provisions of Article 7.3, the Pledgee may exercise the right to enforce the pledge right at the same time as or at any time after the notice of default is issued according to Article 7.3. Once the Pledgee chooses to enforce the pledge right, the Pledgor shall no longer have any rights or interests related to equity.

8.4

When the Pledgee exercises the pledge right, the Pledgee has the right to dispose of the pledged equity in accordance with the law within the permitted scope and according to applicable laws. All the amount received by the Pledgee for exercising its pledge right shall be handled in the following order:

（a）Pay all expenses (including the lawyer's fees and the agent's fees) arising from the disposal of equity and the Pledgee's exercise of its rights and powers;

（b）Pay the taxes payable due to the disposal of equity;

（c）Repay the secured obligation to the Pledgee.

If there is any amount remained after deducting the above amount, the remaining amount (without interest) shall be paid to the Pledgor or other persons who have the right to receive the amount according to the relevant PRC laws or deposited with the notary office where the Pledgee is located (any expenses incurred therefrom shall be paid from the remaining amount).

8.5	When the Pledgee disposes of the pledge right according to this Agreement, the Pledgor and Party C shall provide necessary assistance to enable the Pledgee to enforce the pledge right.
8.6

All the actual expenses, taxes and all legal fees related to the setting of equity pledge and the realization of the Pledgee's rights under this Agreement shall be borne by Party C, except those that are borne by the Pledgee according to the law, and the Pledgee has the right to deduct these fees from the amount obtained by exercising its rights and powers according to the amount actually incurred.

8.7

When the Pledgee exercises its pledge right to equity according to this Agreement, the amount of the secured obligation that it has determined by itself shall be taken as the final evidence of the secured obligation under this Agreement.

Exhibit 4.18

9.	Assignment
9.1	Without the prior written consent of the Pledgee, the Pledgor shall not assign or delegate its rights and obligations under this Agreement.
9.2

The Pledgor and Party C agree that, without the violation of the then PRC laws, the Pledgee can delegate or assign any rights that it can exercise under this Agreement, the transaction agreement and other security documents to any designated person in any way on terms and conditions that it deems appropriate (including the right to delegate again) after informing the Pledgor and Party C.

9.3	This Agreement shall be binding on the Pledgor and Party C and their respective successors and permitted assignees (if any), and shall be valid for the Pledgee and each successor and assignee.
9.4

If at any time the Pledgee assigns any and all of its rights and obligations under the transaction agreement to its designated person, the assignee shall enjoy and assume the rights and obligations of the Pledgee under this Agreement as if it were the original party of this Agreement. When the Pledgee assigns the rights and obligations under the transaction agreement, the Pledgor and/or Party C shall sign the relevant agreement or other documents related to the assignment at the request of the Pledgee.

9.5

If the Pledgee is changed due to the assignment of transaction agreement and/or this Agreement, the Pledgor and Party C shall sign a new share pledge agreement with the new pledgee at the request of the Pledgee on the same terms and conditions as this Agreement and handle the corresponding pledge registration.

9.6

The Pledgor shall strictly abide by the provisions of this Agreement and other contracts signed by the Pledgor, including the transaction agreement, fulfill its obligations under this Agreement and other contracts (including the transaction agreement), and refrain from any action/omission that may affect its effectiveness and enforceability. Unless instructed in writing by the Pledgee, the Pledgor shall not exercise any remaining rights of the equity pledged under this Agreement.

10.	Termination

At the expiration of the term of the pledge, this Agreement shall be terminated, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable, and cancel the equity pledge under this Agreement, the Pledgor and Party C shall record the cancellation of equity pledge in the register of shareholders of Party C, and go through the cancellation registration at the relevant registration authority, and the reasonable expenses arising from the cancellation of equity pledge shall be borne by Party C. Articles 12, 13 and 19.1 shall remain valid after the termination of this Agreement.

Exhibit 4.18

11.	Handling Fees and Other Expenses

All expenses and actual costs related to this Agreement, including but not limited to attorney fees, production costs, stamp duty and any other taxes and expenses, shall be borne by Party C. If the applicable law requires the Pledgee to bear some related taxes and fees, Party C shall fully repay the taxes and fees already paid by the Pledgee.

12.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by the Parties in connection with this Agreement is confidential. Each party shall keep all such information confidential, and shall not disclose any relevant information to any third party without the written consent of other Parties, except for the following situations: (a) such information that is known to the public (but it is not disclosed to the public by the receiving party); (b) information required to be disclosed by applicable laws or rules or regulations of any stock exchange; or (c) the information that any party needs to disclose to its legal adviser or financial adviser on the transactions stipulated in this Agreement, and the legal adviser or financial adviser is also bound by the similar confidentiality obligation in this article. The disclosure of any confidential information by the staff or institutions employed by any party shall be regarded as the disclosure of such confidential information by such party, and such party shall be legally liable for the violation of this Agreement. This article shall continue to be valid regardless of the invalidity or termination of this Agreement for any reason.

13.	Governing Law and Dispute Resolution
13.1	The signing, entry into force, interpretation, performance, modification and termination of this Agreement and the resolution of disputes under this Agreement shall be governed by PRC laws.
13.2

In case of any dispute arising from the interpretation and performance of the provisions of this Agreement, the Parties shall resolve the dispute through sincere negotiation. If the Parties fail to reach an agreement on the resolution of such disputes within thirty (30) days after a Party requests the Parties to resolve the disputes through negotiation, any Party may submit the relevant disputes to Beijing Arbitration Commission for arbitration and resolution according to its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language of arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties. The arbitration tribunal may rule that Party C's equity interests, assets or properties shall be used to compensate or offset the losses caused to the Pledgee due to other Parties' breach of this Agreement, award compulsory relief for relevant business or compulsory asset transfer, or order Party C to go bankrupt. After the arbitration award comes into effect, any

Exhibit 4.18

Party has the right to apply to the court with jurisdiction to enforce the arbitration award. If necessary, the arbitration institution shall have the right to decide that the defaulting Party immediately terminates the defaults or shall not engage in any behavior that may further expand the losses suffered by the Pledgee before making a final decision on the disputes between the Parties. Courts in Hong Kong, Cayman Islands or other courts with jurisdiction (including the court where Party C resides, or the court where the Party C or Pledgee's principal assets are located shall be deemed to have jurisdiction) also have the right to award or enforce the award of the arbitration tribunal, and have the right to award or enforce temporary relief for Party C's equity interests or property interests, and also have the right to make a ruling or judgment to give temporary relief to the Party initiating arbitration while waiting for the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or judging that the defaulting Party immediately terminates the defaults, or ruling that the defaulting Party shall not engage in any behavior that may further expand the losses suffered by the Pledgee.

13.3

In case of any dispute arising from the interpretation and performance of this Agreement or when any dispute is being arbitrated, the Parties shall continue to exercise their respective rights and perform their respective obligations under this Agreement, except for the disputed matters.

13.4

After the signing date of this Agreement, if there is any promulgation or change of any Chinese laws, regulations or rules at any time, or the change of interpretation or application of such laws, regulations or rules, the following agreements shall apply: (a) if the change of laws or newly promulgated regulations are more favorable to a Party than the relevant laws, regulations, decrees or regulations in force on the date of signing this Agreement (while the other Parties are not seriously adversely affected), each Party shall apply for the benefits brought by the change or new regulations in time and try its best to get the application approved; or (b) if the economic interests of any Party under this Agreement are seriously adversely affected directly or indirectly due to the above-mentioned legal changes or newly promulgated regulations, this Agreement shall continue to be implemented in accordance with the original terms. Each Party shall use all legal means to obtain the exemption from complying with the change or regulation. If the adverse impact on the economic interests of any Party cannot be solved according to the provisions of this Agreement, after the affected Party notifies other Parties, the Parties shall negotiate in time and make all necessary amendments to maintain the economic interests of the affected party under this Agreement.

14.	Force Majeure
14.1

“Force majeure” refers to the unforeseeable, unavoidable and insurmountable events that make one Party of this Agreement partially or completely unable to perform this Agreement. Such events include, but are not limited to,

Exhibit 4.18

earthquakes, typhoons, floods, wars, strikes, riots, government actions, changes in laws and regulations or their application.

14.2

If an event of force majeure occurs, one Party's obligations under this Agreement affected by force majeure will be automatically suspended during the delay period caused by force majeure, and its performance period should be automatically extended, and the extended period is the period of suspension, so that the Party does not need to be punished or take responsibility for it. In case of force majeure, the Parties should immediately negotiate to find a just solution, and make every reasonable effort to minimize the impact.

15.	Notice
15.1

All notices and other communications required or allowed to be sent according to this Agreement shall be delivered by special person or sent to the address of such party listed in Annex I by registered mail with prepaid postage and commercial express service. The date when such notices are deemed to be effectively served shall be determined as follows:

15.1.1

If the notice is delivered by special person or express delivery service, it shall be deemed to have been effectively served at the designated receiving address of the notice on the date of delivery or rejection.

15.1.2	If the notice is sent by registered mail with prepaid postage, it shall be deemed to have been effectively delivered on the fifteenth (15th) day after the date on the receipt of the registered mail.
15.2	Each Party may change the receiving address of its notice at any time by sending a notice to other parties according to this article.
16.	Severability

If one or more provisions of this Agreement are judged to be invalid, illegal or unenforceable in any aspect according to any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or damaged in any aspect. The Parties should negotiate in good faith, and strive to replace such invalid, illegal or unenforceable provisions with effective provisions to the maximum extent permitted by law and expected by the Parties, and the economic effects produced by such effective provisions should be as similar as those produced by such invalid, illegal or unenforceable provisions as possible.

17.	Annex

The annexes attached hereto shall be an integral part of this Agreement.

18.	Effectiveness, Amendment, Change, Supplement and Text
18.1	This Agreement shall come into effect as of the date when the Parties sign it, and the equity pledge under this Agreement shall come into effect as of the date

Exhibit 4.18

when the Registration Authority completes the relevant registration procedures. The term of this Agreement will expire when the contractual obligations are fully fulfilled or the term of the pledge is terminated according to Article 3.

18.2

Any amendment, change and supplement to this Agreement shall be made in writing and shall come into effect after being signed or sealed by the parties and the government registration procedures (if applicable) are completed.

18.3

If the Stock Exchange of Hong Kong Limited or other regulatory agencies put forward any amendments to this Agreement, or if there are any changes related to this Agreement in the securities listing rules or related requirements of the Stock Exchange of Hong Kong Limited, the Parties shall make reasonable amendments to this Agreement accordingly.

18.4	This Agreement is made in five (5) copies, with one (1) copy for each signatory, and one (1) copy for the Registration Authority, all of which have the same legal effect.
19.	Miscellaneous
19.1

Despite any other provisions in this Agreement or other transaction agreements or any other documents or laws, the Pledgor's obligations and responsibilities under this Agreement are several and not joint.

19.2

Except for the written amendments, supplements or changes made after the signing of this Agreement, this Agreement shall constitute the complete agreement reached by the Parties on the subject matter of this Agreement, and shall replace all oral and written negotiations, statements and contracts previously reached.

19.3	This Agreement shall be binding on and beneficial to the successors of each Party and the assignee allowed by these Parties.
19.4

Any Party may waive its rights under this Agreement, but such waiver must be made in writing and signed by the Parties. The waiver of any Party for other Parties' default under certain circumstances shall not be deemed as the waiver of such Party for similar defaults under other circumstances.

19.5	The title of this Agreement is for convenience of reading only, and should not be used to interpret, explain or otherwise influence the meaning of the provisions of this Agreement.
19.6

The Parties agree to sign in time the documents reasonably needed or beneficial to implement the provisions and purposes of this Agreement, and take further actions reasonably needed or beneficial to implement the provisions and purposes of this Agreement.

19.7

Without violating the transaction agreement and other articles of this Agreement, if at any time the Pledgee believes that maintaining the validity of this Agreement, holding the pledge right under this Agreement and/or disposing the

Exhibit 4.18

equity in the way specified in this Agreement becomes illegal or violates the laws, regulations or rules, due to the promulgation or change of any PRC laws, regulations or rules, or the change of interpretation or application of such laws, regulations or rules, or the change of relevant registration procedures, the Pledgor and Party C shall immediately take any reasonable actions and/or sign any reasonable agreement or other documents according to the Pledgee's reasonable requirements, so as to: (a) maintain this Agreement and the validity of the pledge right under this Agreement. (b) facilitate the disposal of equity in the manner specified in this Agreement; and/or (c) hold or realize the guarantee established or intended to be established in this Agreement.

19.8

This Agreement is a legal document independent of the transaction agreement and other security documents, the invalidity of which will not affect the rights and obligations of the parties under this Agreement. If the transaction agreement or other security documents are declared invalid, but the Pledgor still has outstanding contractual obligations and/or Party C still owes the Pledgee the secured obligations, the equity under this Agreement shall still be used as the pledge guarantee for the contractual obligations and secured obligations until all the secured obligations are paid off and all the contractual obligations are fulfilled.

[The remainder of this page is intentionally left blank.]

Exhibit 4.18

(This page is intentionally left blank, and serves as the signature page for the Share Pledge Agreement.)

In witness whereof, this Share Pledge Agreement is signed by the Parties as of the date and in the place first above written.

Party A: Wuhan Bofeng Technology Co., Ltd.

(Seal)

/s/ Yuan Zhou

Exhibit 4.18

(This page is intentionally left blank, and serves as the signature page for the Share Pledge Agreement.)

In witness whereof, this Share Pledge Agreement is signed by the Parties as of the date and in the place first above written.

Party B:

Yuan Zhou

Signature:	/s/ Yuan Zhou

Exhibit 4.18

(This page is intentionally left blank, and serves as the signature page for the Share Pledge Agreement.)

In witness whereof, this Share Pledge Agreement is signed by the Parties as of the date and in the place first above written.

Party B:

Rongle Zhang

Signature:	/s/ Ronghe Zhang

Exhibit 4.18

(This page is intentionally left blank, and serves as the signature page for the Share Pledge Agreement.)

In witness whereof, this Share Pledge Agreement is signed by the Parties as of the date and in the place first above written.

Party C: Wuhan Xinyue Network Technology Co., Ltd.

(Seal)

/s/ Rongle Zhang

Exhibit 4.18

Annex I

For the purpose of notification, the contact details of each Party are as follows:

Party A: Wuhan Bofeng Technology Co., Ltd.

Address: Room 701, Floors 6-15, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province

Recipient: Yuan Zhou

Party B:

Yuan Zhou

Address: **********

Rongle Zhang

Address: **********

Party C:Wuhan Xinyue Network Technology Co., Ltd.

Address: Room 702, Building 4, Area D, Shuguang Xingcheng, No. 8 Xiongzhuang Road, Donghu New Technology Development Zone, Wuhan City, Hubei Province

Recipient: Rongle Zhang